Fidelity Bond Coverage

Underwriter:                                                                           Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2009 to 12:01 a.m. on 8/19/2010.

Policy Number:  169906855

Company	Coverage	Premium
Advisors’ Inner Circle Fund	$40,000,000	$29,378
CNI Charter Funds	$40,000,000	$10,480
The Advisors’ Inner Circle Fund II	$40,000,000	$6,872
Bishop Street Funds	$40,000,000	$859
Causeway Capital Management Trust	$40,000,000	$3,951
SEI Asset Allocation Trust	$40,000,000	$3,780
SEI Daily Income Trust	$40,000,000	$16,149
SEI Institutional International Trust	$40,000,000	$8,246
SEI Institutional Investments Trust	$40,000,000	$52,915
SEI Institutional Managed Trust	$40,000,000	$27,832
SEI Investments Distribution Co.	$40,000,000	$21,475
SEI Investments Global Funds Services	$40,000,000	$21,475
SEI Investments Management Corp.	$40,000,000	$0
SEI Liquid Asset Trust	$40,000,000	$1,718
SEI Tax Exempt Trust	$40,000,000	$6,700
The Arbitrage Fund	$40,000,000	$859
SEI Structured Credit LP	$40,000,000	$515
SEI Alpha Strategy Portfolios LP	$40,000,000	$1,546